Exhibit 99.1

Investor Contacts:	Jennifer Almquist/Crocs, Inc.
(303) 848-7000
jalmquist@crocs.com
Brendon Frey/ICR, Inc.
(203) 682-8200
brendon.frey@icrinc.com

Media Contact:	Tia Mattson/Crocs, Inc.
(303) 848-7199
tia@crocs.com

Veteran Crocs Executive John McCarvel Named President and Chief Executive Officer of Crocs, Inc.

John Duerden to Retire as President and CEO

NIWOT, COLORADO — February 25, 2010 — Crocs, Inc. (NASDAQ: CROX) today announced that its board of directors has promoted John McCarvel to president and chief executive officer effective March 1, 2010.  He succeeds John Duerden, who is retiring from the company and resigning as president and CEO and also from his position on the company’s board.  Duerden will assist with McCarvel’s transition as needed.

McCarvel has spent the last six years in various executive management positions at Crocs, serving as chief operating officer and executive vice president since 2007.  Previously, McCarvel was senior vice president for global operations from October 2005 to February 2007, and as vice president for Asia from January 2005 to September 2005, after providing consulting services to Crocs during 2004.

“In 2009, we made significant progress in strengthening both our financial position and our market position,” said Richard Sharp, Crocs chairman of the board.  “John Duerden has led this remarkable turnaround.  With his leadership, we have taken steps to strengthen our product line, re-engage the consumer and reposition our iconic global brand.  We also have improved our capital structure and liquidity significantly, repaid all of our debt and entered into a three-year asset-backed securitization agreement.  On behalf of our board, I want to thank John for his leadership and contributions during the past year.”

“As we work to build on these achievements, we need to begin planning and managing the next phase of the company’s turnaround ,” Sharp said.  “John McCarvel is well-positioned to lead this next phase because he has played a key leadership role in developing and implementing the company’s strategic and operational plans.  His management experience at several global companies and his in-depth knowledge of Crocs will serve us well as we move forward.”

During his tenure at Crocs, McCarvel spearheaded the successful expansion of Crocs’ direct channel business through retail stores and the Internet, while also working to stabilize the company’s wholesale channel.  He led the effort to align the company’s cost base with the size of the business, including consolidation of the company’s global warehouse capacity, significant reduction in inventory levels and rationalization of sponsorship programs.  He also was responsible for investments in customer systems to enhance global order entry and the company’s retail and Internet businesses.

“I would like to congratulate John McCarvel on his promotion to chief executive officer,” Duerden said.  “He brings a long track record of success in managing Crocs’ global operations.  His broad experience in all aspects of Crocs’ business makes him the right person to lead the company into the next stage of its development and to build on Crocs’ many strengths.  I have enjoyed my time with the company and the opportunity to lead the restoration of a great brand.”

“We’ve spent the last 18 months stabilizing the company while reinvigorating our product line and brand, and realigning our cost structure,” McCarvel said.  “I look forward to guiding the company back to profitable growth, with the help of our talented management team and employees around the world and the support of our board.”

About Crocs, Inc.

A world leader in innovative casual footwear for men, women and children, Crocs, Inc. (NASDAQ: CROX), offers several distinct shoe collections with more than 120 styles to suit every lifestyle. As lighthearted as they are lightweight, Crocs™ footwear provides profound comfort and support for any occasion and every season.  All Crocs™ branded shoes feature Croslite™ material, a proprietary, revolutionary technology that produces soft, non-marking, and odor-resistant shoes that conform to your feet.

Crocs™ products are sold in 125 countries. Every day, millions of Crocs™ shoe lovers around the world enjoy the exceptional form, function, versatility and feel-good qualities of these shoes while at work, school and play.

Visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial crisis; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin, net of the impact of sales of impaired inventories; our management and information systems infrastructure; our ability to repatriate cash held in foreign locations in a timely and cost-effective manner; our ability to maintain compliance with our debt covenants; our ability to maintain sufficient liquidity; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; our reliance on third-party manufacturing and logistics providers for the production and distribution of products; our ability to anticipate difficulties or disruptions to our manufacturing operations; our reliance on a single source supply for certain raw materials; inherent risks associated with the manufacture, distribution and sale of our products overseas; our ability to meet the estimates or expectations of public market analysts and investors; seasonal variations in our business; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in demand for our products; our ability to maintain effective internal controls; our defense and the ultimate outcome of a pending class action lawsuit; our ability to attract, assimilate and retain adequate talent; our ability to maintain and improve business relationships with third parties selling our products; the effect of competition in our industry; our ability to successfully integrate and grow acquired businesses and brands; and the effect of potential adverse currency exchange rate fluctuations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

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